Exhibit 10.5

THIS AGREEMENT, made as of June 30, 2014 between CANNABIS SATIVA, INC. (the "Company"), a Nevada corporation, and GARY JOHNSON, an individual residing at 42 Manuel Martinez Drive, Canonsito, NM 87529("Employee").

WITNESSETH:

WHEREAS, Employee has certain skills the Company deems beneficial for its success; and

WHEREAS, the Company wishes to acquire the services of Employee for the consideration described herein and other good and valuable consideration and assure itself of the continued availability of Employee's services and of reasonable protection against Employee's competing against the Company, and Employee is willing to give such assurance in return for the cash compensation, stock option and other benefits provided herein and for protection against arbitrary or unjustified discharge, demotion and similar events;

NOW, THEREFORE, intending to be legally bound, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

1.  Duties and Responsibilities.  Employee shall use his best energies and abilities in, and shall devote all his time during business hours to, the rendering of such services and the performance of such duties as may be assigned to him from time to time by the Company, all as directed by and to the satisfaction of the Company’s the Board of Directors of the Company.  Employee's initial assignment and primary responsibility will be to be the Company’s President and CEO.  Such services and duties may include serving as a director, officer or employee of one or more of the Company’s subsidiaries.  However, without Employee's consent he shall not be required to render services or perform duties hereunder, which are not reasonably consistent with and customary for his position as a senior executive officer of the Company.

2.  Term; death or disability.

(a) Employment hereunder shall commence as of  July 1, 2014, shall continue for an initial period until May 31, 2015, and shall continue thereafter for successive renewal periods of one (1) year each after May 31, 2015, all subject to paragraph 4.  The Company or Employee may terminate Employee's employment hereunder as of the end of said initial period, or as of the end of any such renewal period, by giving written notice to the other that such employment will terminate and of the date of such termination.  Any such notice, to be effective, must be given not less than 30 days before the date when such employment is to terminate.

(b) If Employee dies during his employment hereunder, payment of compensation shall thereupon be discontinued.  If for any reason Employee is physically or mentally disabled so as to be unable to perform all his duties hereunder for a period of at least fourteen (14) days and the employment of Employee is not terminated pursuant to paragraphs 2(a) or 4, then payment of compensation hereunder shall be discontinued during the period beginning three (3) months after such disability begins and ending on the date when Employee is able to resume full-time employment hereunder.

3. Compensation.

(a) Subject to paragraph 2(b), the Employee has agreed to serve in the position of President and CEO for an annual salary of $1.00 until otherwise agreed in writing by the Employee and the Company. Such rate of salary shall be reviewed at least annually by the Board of Directors of the Company and may be increased or decreased (but not below the rate specified above) to reflect the performance by Employee of his duties hereunder, the results of the operations of the Company's business or other factors.

(b) Bonuses may be granted to Employee by the Board of Directors of Company in the sole discretion of the Board.  Employee shall be entitled to receive employee benefits on no less favorable a basis than the basis applicable to other executive employees of the Company, except for benefits not legally available to Employee because of his status, compensation or similar factors. Employee shall also be reimbursed by the Company for reasonable out-of-pocket expenses incurred by him in performing his duties hereunder, including but not limited to travel incurred by Employee on behalf of the Company or that otherwise facilitates the Employee’s provision of services to the Company. The Company shall be entitled to deduct or withhold from all compensation payable to Employee pursuant to any provision of this Agreement such amounts as are required to be deducted or withheld by applicable law and such other amounts as are authorized by Employee.

4. Reserved.

5.  Termination.  The employment of Employee hereunder may be terminated by the Company at any time, without notice, for Employee's dishonesty, disloyalty or refusal or inability to perform his duties hereunder or for Employee's resignation at a time or in a manner not permitted by this Agreement or for any other material breach of this Agreement by Employee (a "Termination for Cause"). The employment of Employee hereunder may also be terminated by the Company at any time, upon at least ninety (90) days' notice to Employee, for Employee's failure or inability to perform such duties in a manner reasonably satisfactory to the Board of Directors of the Company in the judgment of the Board rendered in good faith.

6.  Confidential information, inventions, etc.

(a) Employee acknowledges that:  (i) in the course of Employee's employment hereunder he may acquire Confidential Information (as defined below); (ii) the Confidential

Information is the property of the Consolidated Company (defined below); (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Consolidated Company; and (iv) it is essential to the protection of the Consolidated Company's good will and to the maintenance of the Consolidated Company's competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee's own advantage or the advantage of others.  For purposes of this Agreement the term "Consolidated Company" shall include, at any particular time, the Company and its subsidiaries, or any particular subsidiary, at that time.

(b) During his employment hereunder and after any termination of such employment Employee shall not disclose any of the Confidential Information to any person, except as may be required by or incident to his duties hereunder, and except as may be required by law, in which case Employee shall promptly notify the Company of such legal requirement and give the Consolidated Company an adequate opportunity to contest such legal requirement.

(c) At the request of the Consolidated Company at any time during his employment hereunder, and promptly upon any termination of such employment, Employee shall promptly deliver to the Company all originals and copies in his possession or under his control of tangible or electronic materials constituting or containing Confidential Information.

(d) If during his employment hereunder Employee invents or develops any inventions, processes, marks, text or ideas used or useful in the Consolidated Company’s business, such inventions, processes, marks, text and ideas shall be the property of the Consolidated Company, and Employee shall execute and deliver to the Consolidated Company upon its request such acknowledgements, assignments, applications and other documents as may be necessary or appropriate in the opinion of the Company to confirm the Consolidated Company’s ownership thereof and title thereto.

(e) For purposes of this Agreement, “Confidential Information” shall include, but is not limited to, any information, such as trade “know-how,” trade secrets, customer, advertiser and subscriber lists, employee lists and information, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, research projects, and other information concerning the business affairs of the Consolidated Company, which (i) was or is used in or may be used in or useful to the Consolidated Company’s business or results from any of the research and development activities of the Consolidated Company, and (ii) is private or confidential in that it is not generally known or available to the public other than by unauthorized disclosure by Employee.

7.  Non-compete, etc.

(a) During his employment hereunder and during the Severance Period and for two (2) years after the end of the Severance Period or until the date which is two (2) years after the date of termination of Employee’s employment hereunder, whichever is longer, Employee shall not, in any Competitive Territory, engage, directly or indirectly, whether as principal, agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.  For purposes of this Agreement, (i) the term "Competing Business" shall mean any person, corporation, firm, or other entity or group which sells or attempts to sell any products or services which are the same as or similar to the products and services offered by the Consolidated Company at any time during the two years prior to the termination of Employee's employment hereunder, and (ii) the term "Competitive Territory" shall mean any county or metropolitan area in the United States, or any equivalent governmental or statistical unit elsewhere, in which the Company has maintained an office or produced products or services, or in which customers or potential customers of the Company have maintained their offices or other significant facilities, during the two years prior to the date of termination of Employee’s employment hereunder.

(b) During his employment hereunder and during the Severance Period and for two (2) years after the end of the Severance Period or until the date which is two (2) years after the date of termination of Employee’s employment hereunder, whichever is longer, Employee shall not solicit or induce any employee or consultant of the Consolidated Company to leave the Consolidated Company’s employ for any reason whatsoever, or hire any employee of the Consolidated Company.

8.  Injunctive and other relief.

(a) Employee represents that his experience and capabilities are such that the provisions of paragraphs 6 and 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Consolidated Company serious and irreparable injury if Employee were to use his ability and knowledge in competition with the Consolidated Company or otherwise to breach the obligations contained in said paragraphs.

(b) In the event of a breach by Employee of the terms of this Agreement, the Consolidated Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.  Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Consolidated Company shall be entitled to injunctive relief against him in the event of any breach whether or not the Consolidated Company may also be entitled to recover damages hereunder.

(c) It is the intention of the parties that the provisions of paragraphs 6 and 7 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof.  If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

9.  Governing law, submission to jurisdiction, etc.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Nevada.  The Consolidated Company and Employee submit to the jurisdiction of any state or federal court sitting in the State of Nevada, in any action or proceeding arising out of or relating to this Agreement, and agree that all claims in respect of such action or proceeding may be heard and determined in any such court.

10.  Amendments, waivers, survival, etc.  No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee.  No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment, postponement or waiver.  No failure or delay on the part of the Consolidated Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The provisions of paragraphs 6, 7 and 8 hereof shall survive any termination of this Agreement and remain enforceable in accordance with their terms.

11.  Assignment.  The rights and duties of the Consolidated Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires the Consolidated Company or its business by merger, purchase or otherwise.  Except as otherwise provided in this paragraph 11, neither the Consolidated Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

12.  Interpretation, etc.  The Company and Employee have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring the Consolidated Company or Employee because of the authorship of any of the provisions of this Agreement.  The word "including" shall mean including without limitation.  The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies that either party would otherwise have.  The paragraph headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

13.  Integration; counterparts.  This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signatures appear on the following page]

WITNESS the due execution hereof as of the date first above written.

EMPLOYEE:	COMPANY:

Cannabis Sativa, Inc.

/s/ Gary Johnson	By: /s/ David Tobias
Gary Johnson	Name: David Tobias
Title: CEO